Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Moody’s Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-4 of Moody’s Corporation, filed with the Securities and Exchange Commission on March 16, 2018, of our report dated February 26, 2018, with respect to the consolidated balance sheets of Moody’s Corporation as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, shareholders’ equity (deficit) and cash flows, for each of the years in the three-year period ended December 31, 2017 and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 10-K of Moody’s Corporation and the reference to our firm under the heading “Experts” in the Registration Statement.

Our report dated February 26, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, contains an explanatory paragraph that states Moody’s Corporation acquired Bureau Van Dijk in August 2017, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, Bureau Van Dijk’s internal control over financial reporting, which is associated with total assets (excluding goodwill and intangibles which are included within the scope of the assessment) of $322 million and total revenues of $92 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2017. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Bureau Van Dijk.

/s/ KPMG LLP

New York, NY
March 16, 2018